UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/16/2009

DAYSTAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34052

DE	84-1390053
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2972 Stender Way
Santa Clara CA 95054
(Address of principal executive offices, including zip code)

408 582-7100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Settlement Agreement in the Unlawful Detainer Action

    On November 9, 2009, the Company disclosed an unlawful detainer action in its Quarterly Report on Form 10-Q for its third fiscal quarter. According to that report, on September 9, 2009, BMR-Gateway Blvd., LLC (the "Landlord") filed an unlawful detainer action in Superior Court of the State of California in Alameda County, CA against the Company alleging damages in the amount of $838,078 and to recover possession of the premises. At that time the Parties stipulated to a trial date of December 11, 2009, and were negotiating a settlement in the unlawful detainer and other pending actions against the Company.

    On December 17, 2009, the Landlord and the Company executed a Settlement Agreement (the "Settlement") in the above action. According to the terms of the Settlement, the Company will pay the amount of base rent proportionate to the amount of financing (the "Proceeds") obtained in excess of Two Million Dollars ($2,000,000) gross up to and including Three Million Dollars ($3,000,000). For instance, if the Company obtains (a) less than or equal to Two Million Dollars ($2,000,000) in Proceeds, then the Company shall not be required to make payments of Base Rent under the Lease at that time, (b) more than Two Million Dollars ($2,000,000) in Proceeds, then the Company shall be required to make payments of Base Rent in the following amount: the quotient of (i) the product of (A) the amount of Base Rent otherwise payable pursuant to the Lease times (B) the difference between (1) the amount of aggregate Proceeds minus (2) Two Million Dollars ($2,000,000) divided by (ii) one million (1,000,000).

    Additionally, the Company will use its best efforts to minimize any utility expenses incurred in operating the building. The Company has until June 1, 2010, to cure all alleged defaults under the lease (which the Landlord alleges include failure to pay rent and failure to remove various mechanic's liens recorded against the property), provided the Landlord has not delivered the Company a 15-day notice of its intention to terminate the Lease (the "Termination Notice"). If the Landlord provides the Company with a Termination Notice, the Company must vacate the premises within 30 days from the date of the Termination Notice.

    In lieu of a trial, the Parties have stipulated to a judgment of possession in the event that the Company breaches the Settlement Agreement for 1) failure to pay rent as indicated in the Settlement, 2) failure to cure all alleged defaults under the lease, and/or 3) failure to vacate the premises after a proper notice of termination or if any alleged defaults have not been cured by 6/1/2010. If it is alleged that the Company has not used its best efforts to minimize utility expenses, the Company has five days to cure that default under the Settlement prior to the Landlord entering the stipulated judgment. If the Landlord seeks to have the judgment enforced, it must provide the Company with 24 hours notice prior to the court hearing.

    The Landlord is reserving all rights to seek the remaining alleged amounts of rent due, as well as any claims related to various mechanic's liens recorded against the property by contractors and material suppliers. All other actions that are currently pending against the Company as disclosed in its Quarterly Report on form 10-Q filed on November 9, 2009, are still pending.

Item 7.01.    Regulation FD Disclosure

    On November 27, 2009, the Company filed a Current Report on Form 8-K noting that Michael Matvieshen had resigned his seat on its Board of Directors. In connection with his resignation, the Form 8-K noted that Mr. Matvieshen alleged that members of the Company's Board of Directors breached their fiduciary duties and failed to properly supervise officers of the Company. Further, the Form 8-K noted that Mr. Matvieshen alleged that the Company had failed to comply with its record keeping and disclosure obligations. The Company noted that these allegations had been reviewed by the Company and its Board of Directors and were believed to be without merit. Notwithstanding this, as this initial review was conducted, in part, by members of the Board who could be deemed to have a conflict of interest, the Form 8-K noted that the Board of Directors would create a committee of disinterested directors to investigate these allegations.

    On December 16, 2009, a Committee of disinterested directors completed an investigation and issued a report regarding Mr. Matvieshen's allegations. The Committee report noted: (1) the transaction structure agreed to between the Company and EPOD Solar Inc. created inherent conflicts of interests that proved unmanageable; (2) the factual basis for several of the allegations made by Mr. Matvieshen appeared to be true, but other factors, either not known to, ignored by, or selectively mentioned by, Mr. Matvieshen, weigh heavily in the analysis of whether the Company, its directors and officers acted improperly; (3) the directors and officers of DayStar appeared at all times to be acting in the best interests of the Company and its shareholders; and (4) despite the factual basis for several of the allegations, no wrongdoing on the part of the Company, its directors or officers appears to have occurred.

    Finally, the report noted that the independent committee believes that their investigation to date is sufficient and does not believe that further investigation of the claims made by Mr. Matvieshen is warranted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

Date: December 22, 2009	By:	/s/ William S. Steckel
William S. Steckel
Chief Executive Officer